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ANNUAL STEPPED UP AND GUARANTEED GROWTH DEATH BENEFIT RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date, or if later, the date shown below. Terms not defined in this Rider have the meaning given to them in the Contract. The "Death Benefit" section of the Contract is deleted and replaced with the following:

DEATH BENEFIT

If any Owner dies prior to the Annuity Start Date, a Death Benefit will be paid to the Designated Beneficiary when due Proof of Death and instructions with regard to payment for each Designated Beneficiary are Received by SBL. If any Owner is a Nonnatural Person, the Death Benefit will be paid upon the death of the Annuitant or a Joint Owner that is a natural person prior to the Annuity Start Date. If an Owner is a Nonnatural Person, the amount of the Death Benefit is based on the age of the Annuitant or any Joint Owner that is a natural person on the Contract Date. The Death Benefit proceeds will be the Death Benefit reduced by any Premium Taxes due or paid by SBL and any pro rata Account Charge.

The Death Benefit is determined as of the date due proof of death and instructions with regard to payment for each Designated Beneficiary are Received by SBL and will be the greatest of:

  1. the sum of all Purchase Payments made by the Owner less the sum of all partial Withdrawals and Withdrawal Charges deducted from Contract Value;

  2.  the Contract Value;

  3.  the Stepped Up Death Benefit described below; or

  4.  the Guaranteed Growth Death Benefit ("GGDB") also described below.

The Stepped Up Death Benefit is determined as follows:

  1. The Stepped Up Death Benefit is calculated as of each of the following Valuation Dates:

      a.  each Contract Anniversary; and

      b.  the date of any Purchase Payment or Withdrawal.

  2. The Stepped Up Death Benefit is the largest result determined for the following calculation as of the date due proof of death and instructions with regard to payment are Received by SBL:

      a. the largest of 1 or 2 above on any Contract Anniversary that occurs prior to the oldest Owner reaching age 81; plus

      b.  any  Purchase   Payments   received  since  the  applicable   Contract
          Anniversary; less in the event of a Withdrawal

      c. an amount equal to a percentage of a. plus b. calculated as of the date of the Withdrawal. The percentage is determined for each Withdrawal since the applicable Contract Anniversary as of the date of the Withdrawal by dividing:

           i. the amount of the Withdrawal, including any Withdrawal Charges, by

          ii.  the Contract Value immediately prior to the Withdrawal.

The GGDB is determined as follows:

  1. The GGDB generally is equal to Purchase Payments, net of any Premium tax, made to your Contract, less an adjustment for each Withdrawal from your Contract, increased at an annual effective rate of interest, to the earlier of the date due proof of death and instructions with regard to payment for each Designated Beneficiary are Received by SBL or the Contract Anniversary following the Owner's 80th birthday. The GGDB amount is calculated as of each of the following Valuation Dates:

      a.  each Contract Anniversary;

      b.  the date of any Purchase Payment or Withdrawal; and

      c. the date due proof of death and instructions with regard to payment for each Designated Beneficiary are Received by SBL.

  2.  The GGDB on any such Valuation Date is:

      a. equal to the initial Purchase Payment, net of any Premium tax, increased at the annual effective rate of interest, to the current Valuation Date; plus

      b. any Purchase Payment, net of Premium tax, received since GGDB was last calculated; less in the event of Withdrawal

      c. an amount equal to a percentage of GGDB calculated as of the date of the Withdrawal.

      The percentage is determined for each Withdrawal as of the date of the Withdrawal by dividing:

      a.  the amount of the Withdrawal, including any Withdrawal Charges, by

      b.  the Contract Value immediately prior to the Withdrawal.

  3. The annual effective rate of interest will take into account the timing of when each Purchase Payment and Withdrawal occurred. This is accomplished by applying a daily factor to the GGDB as of each Valuation Date. The annual effective rate of interest may vary among Accounts. The annual effective rate of interest will stop accruing as of the earliest of:

      a. the Contract Anniversary following the date the oldest Owner reaches his or her 80th birthday;

      b.  the Annuity Start Date;

      c. the date due proof of death and instructions with regard to payment for each Designated Beneficiary are Received by SBL; or

      d.  the six-month anniversary of the Owner's date of death.

  4. Purchase Payments and Withdrawals will affect the GGDB as discussed above. SBL will adjust GGDB for each Account in the same proportion as such Purchase Payments and Withdrawals are applied to each Account.

  5. Notwithstanding any provision of this Rider to the contrary, the GGDB shall not exceed your Purchase Payments, net of any Premium tax and less the sum of all partial Withdrawals, including charges, deducted from Contract Value, times 200%.

  6.  This Rider will terminate upon the earliest of:

      a.  payment of the Death Benefit under the Contract;

      b.  termination of the Contract; or

      c.  the Annuity Start Date.

      You may not terminate this Rider earlier than described above.

Notwithstanding the foregoing, if due proof of death and instructions with regard to payment for each Designated Beneficiary are not received by SBL within six months of the date of the Owner's death, the Death benefit will be the Contract Value on the date due proof of death and such instructions with regard to payment are Received by SBL.

If a lump sum payment is requested the payment will be made in accordance with any laws that govern the payment of Death Benefits. The Designated Beneficiary may choose to receive the Death Benefit in the form of Annuity Payments under one of the Annuity Options, subject to any requirements under applicable law.

SBL will deduct a charge for this Rider as set forth in the Contract. SBL will not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate. The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA
Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6063-2 (8-00)